Exhibit 5.2

January 29, 2026

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Re:	Old National Bancorp
5.768% Fixed-to-Floating Rate Subordinated Notes Due 2036

Ladies and Gentlemen:

The undersigned serves as the Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), and is providing this opinion in connection with the issuance and sale by the Company of $450,000,000 million aggregate principal amount of 5.768% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”), pursuant to an indenture by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated as of January 29, 2026 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 29, 2026 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and between the Company and Trustee.

I, or others who report to me, have examined (i) the Registration Statement on Form S-3 (SEC File No. 333-272312) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated May 31, 2023, as supplemented by the prospectus supplement, dated January 26, 2026, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, (iv) the Underwriting Agreement, dated January 26, 2026, by and among the Company, Keefe, Bruyette and Woods, Inc. and Morgan Stanley & Co. LLC, as representative of the several underwriters named on Schedule A thereto, (v) corporate proceedings of the Company relating to the issuance of the Notes, (vi) the Fifth Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, (vii) the Amended and Restated By-Laws of the Company, as amended through the date hereof, and (viii) such other documents and records and such matters of law and fact as I have deemed necessary or advisable to enable me to render this opinion.

In my examination, I have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to me as originals, and the conformity to the originals of all documents and instruments submitted to me as certified or conformed copies.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, I am of the opinion that (i) the Company is validly existing as a corporation under the laws of the State of Indiana, (ii) the Company has the corporate power and authority to execute, deliver and perform its obligations with respect to the Notes, and (iii) the Notes have been duly authorized by the Company.

Old National Bancorp

January 29, 2026

This opinion is given on the basis of the law and the facts existing as of the date hereof. I assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

I am a member of the Bar of the State of Indiana and the foregoing opinion is limited to the laws of the State of Indiana. I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the references to this opinion under the caption “Legal Matters” in the prospectus supplement, dated January 26, 2026, and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2026, which is incorporated by reference into the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President, Chief Legal Officer and Corporate Secretary